As filed with the Securities and Exchange Commission on October 2, 1996
                                                       Registration No. 33-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
                                AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          CELLEGY PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)
           California                                            82-0429727
(State or other jurisdiction of                               (I.R.S. employer
 incorporation or organization)                              identification no.)


                             ----------------------

                       1065 E. Hillsdale Blvd., Suite 418
                          Foster City, California 94404
                                 (415) 524-1600
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                              --------------------

                            Carl R. Thornfeldt, M.D.
            Acting Chief Executive Officer and Chairman of the Board
                          Cellegy Pharmaceuticals, Inc.
                       1065 E. Hillsdale Blvd., Suite 418
                          Foster City, California 94404
                                 (415) 524-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------
                                   Copies to:

                              C. Kevin Kelso, Esq.
                                Mark Porter, Esq.
                               Fenwick & West LLP
                         Two Palo Alto Square, Suite 800
                           Palo Alto, California 94306

                              --------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box. [ ]
                               -------------------
                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                               Proposed Maximum           Proposed Maximum
  Title of Each Class of Securities       Amount to be        Offering Price per         Aggregate Offering             Amount of
           to be Registered                Registered               Share                       Price               Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock
                                           5,966,250              $5.8125(1)              $34,678,828.13(1)         $11,958.22(2)*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable Upon Exercise
of Initial Public Offering Warrants          661,250(3)           $9.375(3)               $6,199,218.75(3)           $2,137.66(3)*
------------------------------------------------------------------------------------------------------------ -----------------------
Common Stock Issuable upon exercise
of Representatives' Warrants                 115,000(3)          $10.313(3)               $1,185,937.50(3)             $408.94(3)*

------------------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable upon exercise
of warrants included in                       57,500(3)          $15.469(3)                 $889,467.50(3)             $306.71(3)*
Representatives" Warrants
------------------------------------------------------------------------------------------------------------------------------------
Total.......................................................................................................        $14,811.53(2)(3)
------------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the last sales price of the Common Stock on the Nasdaq SmallCap Market on September 3, 1996.

(2)    Pursuant  to  Rule  429  under  the  Securities  Act,  this  Registration
       Statement  relates  to  securities  previously  registered  on Form SB-2,
       Registration  No.   33-03401,   on  or  about  June  27,  1996.  On  that
       Registration Statement, the Company registered 5,000,000 shares of Common
       Stock at a  maximum  offering  price  per  shares  of  $6.56,  and paid a registration fee of $11,311.  Of the shares registered on that Form SB-2,
       4,000,000 were shares  issuable upon conversion of 750 Shares of Series A
       Convertible  Preferred Stock.  The number of shares  obtainable upon such conversions  depends on several  factors,  including  a fixed  conversion ratio and a variable  conversion  ratio and the date on which such shares are converted. Since the filing of that Form SB-2, the Company has issued
       171,640 shares registered  thereon as a result of such  conversions.  The
       Company now  believes  that only  3,379,857  shares will be  necessary to cover the remaining  conversions.  As a result, 448,503 shares covered by that Form SB-2 are no longer reserved for such  conversions.  In order to take  credit for the filing fee paid on that Form SB-2,  the  Company has removed the 171,640 shares related to past conversions from the 5,000,000 shares registered on that Form SB-2, and carried the remaining  4,828,360 shares  of  Common  Stock,  for  which  the  Company  previously  paid  a registration fee of $10,922.08,  onto this Registration  Statement.  As a result of this credit against the registration fee herein, Registrant now owes  $1,036.14  for the  registration  of the shares of Common  Stock to which this note relates.  Registrant has previously caused the payment of
       $1,164.72 in connection with this filing fee.

(3)    Pursuant  to  Rule  429  under  the  Securities  Act,  this  Registration
       Statement relates to securities previously registered on Form SB-2, Registration No. 333-93288-LA, on or about August 11, 1995. From this earlier statement 833,750 shares of Common Stock have been carried forward and $3,652.27 filing fee associated with such securities was previously paid, leaving no filing fee due for these shares.


  *    Previously Paid.



                              --------------------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

This Prospectus and the information contained herein are subject to completion or amendment. These securities may not be sold, nor may offers to buy be accepted, prior to the time the prospectus is delivered in final form. Under no circumstances shall this Preliminary Prospectus constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                  Subject to Completion dated October 2, 1996
PROSPECTUS
                        6,800,000 Shares Of Common Stock
                          CELLEGY PHARMACEUTICALS, INC.

      This prospectus (this "Prospectus") covers the resale of shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Cellegy Pharmaceuticals, Inc. ("Cellegy" or the "Company"), held or acquirable by certain persons ("Selling Shareholders") named in this Prospectus. The Shares include shares of Common Stock that are issuable upon conversion of previously-issued shares of Series A Preferred Stock (the "Series A Preferred") held by certain of the Selling Shareholders (the "Series A Holders"), and up to an additional 2,586,393 shares of Common Stock that are held by certain other Selling Shareholders or that are issuable upon exercise of warrants to purchase Common Stock held by certain other Selling Shareholders (the "Selling Shareholders Warrants"). In addition, this Prospectus covers 661,250 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock (the "IPO Warrants") issued and sold as part of the Company's initial public offering in August 1995 (the "IPO"). Each IPO Warrant entitles its holder to acquire one share of Common Stock (each an "IPO Warrant Share") at an exercise price of $9.375, subject to adjustments under certain circumstances, from the date of issuance until August 11, 2000, if not earlier redeemed by the Company. Finally, this Prospectus covers 172,500 shares issuable upon exercise of warrants to purchase Common Stock (the "Representatives' Warrants") issued and sold to the Representatives of the Underwriters in the IPO. Each Representatives' Warrant entitles the holder to acquire, for a purchase price of $20.625, two shares of Common Stock and one Common Stock Purchase Warrant to acquire an additional share of Common Stock at an exercise price of $15.469. The shares obtainable upon exercise of the Representatives' Warrants including those obtainable upon exercise of the warrant included therein are referred to as "Representatives' Warrant Shares." The Shares, IPO Warrant Shares, and the Representatives' Warrant Shares are referred to hereafter collectively as the "Securities." While the Company will receive proceeds from the exercise of all warrants described in this paragraph, it will not receive any of the proceeds from the resale of the Securities. See "Selling Shareholders" for information with respect to Shares held or acquirable by the Selling Shareholders.

      The number of Shares issuable upon conversion of the Series A Preferred depends on several factors, including a fixed conversion ratio and a variable conversion ratio and the date on which shares are converted. The variable conversion ratio could result in a greater number of Shares being issued than under the fixed conversion ratio. In order to have a sufficient number of Shares registered upon conversion of Series A Preferred, this Prospectus covers a larger number of Shares of Common Stock (3,379,857 Shares) than the Company believes will actually be issued upon conversion of all of the Series A Preferred. Except for the total number of shares to which this Prospectus relates as set forth above, references in this Prospectus to the "number of Shares covered by this Prospectus," or similar statements, and information in this Prospectus regarding the number of Shares issuable to or held by the Series A Holders and percentage information relating to the Shares or the outstanding capital stock of the Company, are based upon the fixed conversion ratio set forth in the instruments establishing the rights of the Series A Preferred and assume that 1,614,138 Shares are issued upon conversion of all remaining shares of Series A Preferred. See "Selling Shareholders," "Plan of Distribution."

      The Securities covered by this Prospectus represent approximately 90% of the Company's currently outstanding Common Stock (assuming conversion of all shares of Series A Preferred into 1,614,138 shares of Common Stock and that Selling Shareholders' Warrants, IPO Warrants, the Representatives' Warrants and the warrants issuable upon exercise of the Representatives' Warrants are exercised). The Securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale the Securities, except that the Company will pay to Paulson Investment, Inc. or National Securities Corporation, as the case may be, a 3% solicitation fee for each exercise of the IPO Warrants that it solicits in the event the Company exercises its rights to redeem the IPO Warrants. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Common Stock of Cellegy is quoted on the Nasdaq SmallCap Market under the symbol "CLGY" and the IPO Warrants under the symbol "CLGYW." The Shares offered hereby will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On August 28, 1996, the closing price of the Common Stock on the Nasdaq SmallCap Market was $5.875 per share. This Prospectus may be used by the Selling Shareholders, the IPO Warrant holders, the Representatives' Warrant holders or by any broker-dealer who may participate in sales of the Common Stock covered hereby.

See "RISK FACTORS" commencing on page 4 for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                                    Underwriting
                                                   Discounts and      Proceeds to       Proceeds to Selling
                                 Price to Public     Commissions       Company             Shareholders
------------------------------------------------------------------------------------------------------------
Per Share....................  see text above(1)        none             none            see text above(2)
Per IPO Warrant Share........        $9.375             none(2)          none                  none
Per Representatives' Warrant
 Share.......................       $10.313             none             none                  none
Per Underlying Share.........       $15.469             none             none                  none

------------------------------------------------------------------------------------------------------------
Total.........................  See text above(1)       none             none             see text above (2)
============================================================================================================

(1) The shares of Common Stock registered hereunder will be sold from time to time at the then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices.
(2) However, the Company will pay solicitation fees to National Securities Corporation and Paulson Investments, Inc., respectively for all exercises of the IPO Warrants it successfully solicits in the event of a redemption call. See -- Plan of Distribution, "IPO Warrants, IPO Warrant Shares, Representatives' Warrants and Representatives' Warrant Shares" below.
(3) The Company will pay the expenses of registration estimated at $16,036.


                     The date of this Prospectus is , 1996.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed on the Nasdaq SmallCap Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

      The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including the Exhibits to the information that is incorporated by reference unless such Exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Mr. A Richard Juelis, Chief Financial Officer, Cellegy Pharmaceuticals, Inc., 1065 E. Hillsdale Blvd., Suite 418, Foster City, CA 94404; telephone number (415) 524-1600.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-KSB filed with the Commission for the fiscal year ended December 31, 1995.

         (b) The Company's Quarterly Report on Form 10-QSB filed with the Commission for the quarter ended March 31, 1996.

         (c) The Company's Quarterly Report on Form 10-QSB filed with the Commission for the quarter ended June 30, 1996.

         (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the Offering contemplated hereby.

         (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 1, 1995.

         (f) The Company's report on Form 8-K, dated July 10, 1996.

                                   THE COMPANY

      Cellegy Pharmaceuticals, Inc. is a pharmaceutical company which is engaged in the development of proprietary products for the skin, including prescription therapeutic products for skin disorders, non-prescription over-the-counter consumer products to repair and protect damaged skin and drug delivery products using the skin as a portal of entry.

      The Company was incorporated in California in 1989. In April 1992, the Company entered into an agreement with Neutrogena Corporation pursuant to which Neutrogena made a $5,000,000 equity investment in the Company and licensed certain of the Company's products, principally for consumer applications. Neutrogena also acquired the rights to the Company's azelaic acid product for $1,000,000 in 1994. In 1993, Dr. Carl Thornfeldt, Co-Founder and Chairman of the Board of the Company, recruited Dr. Peter Elias to collaborate with Cellegy. Dr. Elias is the Vice-Chairman of the Department of Dermatology of the University of California, San Francisco School of Medicine, and a director of the Company and Co-Chairman of the Company's Scientific Advisory Board. In 1993, the Company entered into a license agreement with the University of California providing for a skin barrier repair formulation developed by Dr. Elias. In March 1994, the Company entered into a second license agreement for technology relating to drug delivery by skin barrier disruption.

      The principal executive offices of the Company are located at 1065 E. Hillsdale Blvd., Suite 418, Foster City, CA 94404 and its telephone number is
(415) 524-1600. In this Prospectus, the term "Cellegy" or "Company" refers to Cellegy Pharmaceuticals, Inc., a California corporation, and subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

      Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby. Except for the historical information contained in this Prospectus, this Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ in material respects from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

      Early Stage of Product Development. Cellegy has not yet completed the development of any products or sought regulatory approval for the marketing of products and, accordingly, has not begun to market or generate revenues from the commercialization of products. Development of products will require significant additional research and development, including process development, extensive clinical testing and market research. All of the Company's product development efforts are based upon technologies and therapeutic approaches that have not been widely tested or used. Moreover, the Company's beliefs regarding the therapeutic and commercial potential for its potential products, including without limitation its drug delivery and skin protectant products, are based on preliminary assays or studies, and later studies may not support the Company's current beliefs. In addition, results of the Company's tests and studies have not been published in medical journals or reviewed by independent third parties (other than the third parties that in some instances conducted the studies on behalf of the Company), and as a result have not been subjected to the same degree of scrutiny as results that have been published or subjected to review by independent parties. To the Company's knowledge, no company has yet completed human clinical trials for the regulatory approval process, or undertaken successfully commercial manufacture, of products that are based on the Company's proprietary technologies, and it is extremely difficult to predict whether or when the Company's products will meet with regulatory approval, can be manufactured successfully, or will be accepted in the marketplace.

      As a result, the Company's potential products are subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibilities that the Company's therapeutic approaches will not be successful, as was the case with an assay study conducted using Glylorin for impetigo; that the results from future clinical trials may not correlate with any safety or effectiveness results from prior clinical studies conducted by the Company or others; that some or all of the Company's potential products will not be successfully developed or will not be found to be safe and effective by the United States Food and Drug Administration (the "FDA"), or otherwise will fail to meet applicable regulatory standards or receive necessary regulatory clearances; that the products, if safe and effective, will be difficult to manufacture in commercial quantities at reasonable costs or will be uneconomical to market; that proprietary rights of third parties will preclude the Company from commercializing such products; or that third parties will market superior or equivalent products. In addition, the failure of the Company's most advanced clinical compound, Glylorin, to successfully complete it current phase III and future clinical testing, including toxicology studies, could have a material adverse effect on the Company. There can be no assurance the Company's research and development activities will result in any commercially viable products.

      The timetable for the completion of the various milestone events that must occur in order for the Company's products to be approved and marketed is very uncertain. Pharmaceutical research and development is frequently characterized by scientific and regulatory delays and disappointments. Although the Company may set target dates for the completion of various milestone events, the uncertainties and risks in the Company's product development and testing efforts mean that decisions on whether to invest in the Company should not assume that the targets will be met.

      The evaluation of animal and human clinical test results involves making judgments about data and other information that often are not conclusive. Later testing may show those judgments to have been erroneous. For example, the Company's beliefs regarding the potential comparative therapeutic benefits of its products compared to currently marketed products may be erroneous, or the FDA may not agree with the Company's conclusions regarding such matters. Furthermore, due to the independent and blind nature of certain human clinical testing, there will be extended periods during the testing process when the Company will have only limited, or no, access to information about the status or results of the tests. Other pharmaceutical companies have believed that their products performed satisfactorily in early tests, only to find their performance in later tests, including Phase III clinical trials, to be inadequate or unsatisfactory, or that FDA Advisory Committees have declined to recommend approval of the drugs, or that the FDA itself refused approval, with the result that such companies' stock prices have fallen precipitously.

      Shares Eligible for Sale; Possible Effect on Stock Price. The Securities offered by this Prospectus represent approximately 50% of the outstanding shares of Common Stock, calculated assuming the issuance of 1,614,138 shares of Common Stock upon conversion of all shares of Series A Preferred and that all Securities issuable upon the exercise of outstanding warrants have been issued and are outstanding. Especially since the Company's Common Stock has historically had a low trading volume, sale of Securities in the open market could have a material adverse effect on the market price of the Common Stock.

      All persons who were shareholders of the Company before its initial public offering in August 1995 ("IPO") and who owned more than 1% of the shares outstanding after the IPO ("Pre-IPO Shareholders") executed lock-up agreements with the representatives (the "Representatives") of the underwriters in the IPO that restricted the sale or disposition of such shares until August 17, 1996. With the expiration of the Lock-up agreements on August 17, 1996, most of the shares of Common Stock that were outstanding before the IPO have become eligible for sale in the public market, subject to compliance with Rule 144 or Rule 701, and subject to any applicable state securities law restrictions on resale of such shares.

      Competition and Technological Change. The pharmaceutical industry is subject to rapid and significant technological change. Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical, chemical and biotechnology companies, specialized firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or that would render the Company's technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of pharmaceutical products and in obtaining FDA and other regulatory approvals of products for use in health care. There can be no assurance that the Company's products under development will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will obtain regulatory approval in the United States or elsewhere.

      Accumulated Deficit; Anticipated Income or Losses. The Company had an accumulated net loss of $12.012 million at June 30, 1996. The Company incurred net losses for the fiscal years ended December 31, 1994 and 1995, of $2,543,499 and $2,151,877, respectively, a net income for the six months ended June 30, 1995 of $306,000 and a net loss of $992,000 for the six months ended June 30, 1996, respectively. The

Company expects to incur substantial and increasing net losses for at least the next several years, the amount of which is highly uncertain. There can be no assurance that the Company will ever be able to generate product revenues or achieve or sustain profitability. The Company will be required to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in significant operating losses for at least the next several years. The Company's ability to achieve profitability depends upon its ability to successfully complete, either alone or with others, development of its potential products, successfully conduct clinical trials, obtain required regulatory approvals, find appropriate third party manufacturers and market its products or enter into license agreements on acceptable terms. In the event the Company enters into any future license agreements, such license agreements may adversely affect the Company's profit margins on its products.

      Future Capital Needs; Uncertainty of Additional Funding. The Company's operations to date have consumed substantial amounts of cash. The Company has no current source of ongoing revenues or capital beyond existing cash. In order to complete the research and development and other activities necessary to commercialize its products, additional financing may be required. The Company's capital requirements depend on numerous factors, including without limitation the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of capital equipment.

      In April 1996, the Company completed a private placement of 750 shares of Series A Preferred Stock resulting in net proceeds of approximately $6.8 million. The Company believes that its existing resources will satisfy its cash requirements for at least 18 months from the date of this Prospectus, based upon the Company's current plan. At some future date thereafter, however, the Company may require substantial additional capital to fund its operations, continue research and development programs and preclinical and clinical testing of its potential products and conduct its business. The Company may seek any required additional funding through equity offerings, private financings and collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms. If additional funds are raised by issuing equity securities, further substantial dilution to existing shareholders may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs, or to obtain funds through entering into arrangements with third parties that may require the Company to relinquish rights to certain of its technologies or potential products that the Company would not otherwise relinquish.

      Limits on Secondary Trading; Liquidity of Trading Market. Under the blue sky laws of most states, public sales of Common Stock and IPO Warrants by persons other than the Company in "non-issuer transactions" must either be qualified under applicable blue sky laws, or exempt from such qualification requirements. Blue sky authorities in California or other states may impose other restrictions on the secondary trading of Common Stock or IPO Warrants in those states. In particular, the California Department of Corporations imposed legend and transfer restrictions on the securities issued in connection with the Bridge Financing (as defined below) transaction in January 1995. As a result of these restrictions, resale of the Securities by the Bridge Investors (as defined below), and by subsequent purchasers, requires the consent of the California Department of Corporations unless the transfer is otherwise exempt under California blue sky law. In either event, buyers of such Securities in secondary transactions will themselves hold Securities subject to the same legend requirements and restrictions on transfers until such time, if any, as the Department of Corporations elects to lift such restrictions. Moreover, in many states, secondary trading of the Common Stock or IPO Warrants is permitted only by virtue of an exemption so long as information about the Company is published in a recognized manual such as manuals published by Moody's Investor Service or Standard & Poor's Corporation. As a result of these or other restrictions that might be imposed, shareholders may be restricted or prohibited from selling Common Stock or IPO Warrants in particular states as a result of applicable blue sky laws. These restrictions may have the effect of reducing the liquidity of the Common Stock or IPO Warrants and could adversely affect the market price of the Common Stock or IPO Warrants.

      The Common Stock and the IPO Warrants are listed on the Nasdaq SmallCap Market. If the Company should be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market, the Common Stock and the IPO Warrants could be subject to removal from the Nasdaq SmallCap Market. Trading, if any, in the Common Stock and the IPO Warrants would then be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, depending on several factors including the future market price of the Common Stock, the Company's securities could become subject to the so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities, which could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market.

      Government Regulation and Product Approvals. The research, testing, manufacture, labeling, distribution, marketing and advertising of products such as the Company's products and its ongoing research and development activities are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. The rigorous preclinical and clinical testing requirements and regulatory approval process of the FDA in the United States and of certain foreign regulatory authorities can take five to ten years or more and require the expenditure of substantial resources. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical testing or for the marketing of products. Moreover, additional government regulations may be established that could prevent or delay regulatory approval of the Company's products. Delays in obtaining regulatory approvals could have a material adverse effect on the Company. Even if regulatory approval of a product is granted, such approval may include significant limitations on the indicated uses of the product or the manner in which or conditions under which the product may be marketed. For example, even if the Company seeks FDA approval of a non-cosmetic product for non-prescription consumer sales, the FDA could instead require that the product be distributed by means of a prescription before considering approval for distribution as a non-prescription product. Prescription only approval, which the Company believes is common where a company seeks approval for a product involving a new compound or a compound previously approved for other uses, could delay for several years, or indefinitely, distribution through the consumer (non-prescription) channel of the Company's consumer products which are subject to premarket review and approval by the FDA. Moreover, failure to comply with regulatory requirements could subject the Company to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. Sales of the Company's products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of the Company's products in those countries.

      Patents and Proprietary Technology. The Company's success depends, in part, on its ability to obtain patent protection for its products and methods, both in the United States and in other countries. Several of the Company's products are based on existing compounds with a history of use in humans but which are being developed by the Company for new therapeutic use for skin diseases unrelated to the systemic diseases for which the compounds were previously approved. The Company cannot obtain composition patent claims on all formulations that include these compounds, and will instead need to rely on patent claims, if any, directed to use of the compound to treat certain conditions. The Company will not be able to prevent a competitor from using that formulation or compound for a different purpose. No assurance can be given that any additional patents will be issued to the Company, that the protection of any patents that may be issued in the future will be significant, or that current or future patents will be held valid if subsequently challenged. There is a substantial backlog of patent applications at the United States Patent and Trademark Office ("USPTO").

      The patent position of companies engaged in businesses such as the Company's business generally is uncertain and involves complex legal and factual questions. Further, issued patents can later be held invalid by the patent office issuing the patent or by a court. There can be no assurance that any patent applications relating to the Company's products or methods will issue as patents, or, if issued, that the patents will not be challenged, invalidated, or circumvented or that the rights granted thereunder will provide a competitive advantage to the Company. In addition, other entities may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by the Company. These rights may prevent the Company from commercializing technology, or may require the Company to obtain a license from the entity to practice the technology. There can be no assurance that the Company will be able to obtain any such licenses that may be required on commercially reasonable terms, if at all, or that the patents underlying any such licenses will be valid or enforceable. Moreover, the laws of certain foreign countries do not protect intellectual property rights relating to U.S. patents as extensively as those rights are protected in the United States. As with other companies in the pharmaceutical industry, the Company is subject to the risk that persons located in such countries will engage in development, marketing or sales activities of products that would infringe the Company's patent rights if such activities were in the United States.

      The agreement pursuant to which the Company has exclusive license rights to certain barrier repair and drug delivery technology contains certain development and performance milestones which the Company must satisfy in order to retain such rights. The Company has been granted an extension on certain milestone dates. While the Company currently believes it will satisfy the milestones or be able to negotiate satisfactory extensions, a loss of exclusive rights to such technology could have a material adverse effect on the Company.

      Limited Staff; Third Party Relationship. In view of the early stage of the Company and its research and development programs, the Company has restricted hiring to research and development scientists and a small administrative staff and has made limited investments in marketing, product sales and regulatory compliance resources. The Company has certain key academic collaborations relating to the research, development and commercialization of its potential products. Therefore, the Company may be dependent upon the subsequent success of these outside parties in performing their responsibilities. In addition, the Company may enter into additional arrangements with corporate and academic collaborators and others to research, develop or commercialize potential products. There can be no assurance that the Company will be able to establish any such arrangements or that they will be successful. Failure to enter into any such arrangements that in the future might be necessary could have a material adverse effect on the Company's business.

      Risk of Product Liability; Limited Product Liability Insurance; Environmental Matters. The testing, marketing and sale of human health care products entails an inherent risk of allegations of product liability, and there can be no assurance that substantial product liability claims will not be asserted against the Company. The Company has obtained limited amounts of insurance relating to its clinical trials. There can be no assurance that the Company will be able to obtain or maintain insurance on acceptable terms for its clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities. Moreover, the Company is subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. The Company's research and development processes involve the limited, controlled use of hazardous and radioactive materials. The Company believes its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, but the risk of accidental contamination or injury to the Company's employees or others from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. Although the Company believes it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environmental control facilities in the near-term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the operations, business or assets of the Company may not be materially adversely affected by current or future environmental laws or regulations.

      Dependence Upon Key Employees and Consultants. The success of the Company is dependent upon the efforts of its senior management team and key consultants, including Dr. Carl R. Thornfeldt, Acting Chief Executive Officer and Chairman of the Board of Directors of the Company, and Dr. Peter M. Elias, a director of and consultant to the Company and Co-Chairman of the Company's Scientific Advisory Board. A change in the association of one or more of these individuals with the Company could adversely affect the Company if suitable replacement personnel could not be employed. The Company currently maintains key man insurance or life insurance policies only on Dr. Peter Elias. The success of the Company also depends upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development or expansion of its business. The failure to attract and retain such personnel could adversely affect the Company's business. In addition, certain members of the Company's management team, including Dr. Thornfeldt, are not full-time employees of the Company. The Company believes that the time commitments of the members of its management team have been appropriate given the Company's developmental stage.

      On July 10, 1996, the Company announced the deaths of William E. Bliss, its President and Chief Executive Officer, and Lionel N. Simon, Ph.D., its Vice President, Corporate Development, in an automobile accident. These losses are likely to have at least a temporary adverse effect on the Company. Dr. Carl Thornfeldt, the Company's Chairman of the Board, has been named Acting Chief Executive Officer. Dr. Thornfeldt, Dr. Denis Burger, a director, Dr. Michael Francoeur, Vice President of Research and Development, and A. Richard Juelis, Vice President, Finance and Chief Financial Officer, are serving on a transition committee responsible for continuing the Company's corporate development and operations. The Company has also established a search committee, headed by Dr. Burger, has engaged Heidrick & Struggles, the executive recruiting firm which originally recruited Mr. Bliss, to conduct a nationwide search for a new Chief Executive Officer, and is in the process of interviewing several candidates for this position. Although the Company believes that qualified personnel will be retained to succeed Mr. Bliss, there can be no assurance that this will be the case, and failure to retain qualified replacement personnel in a timely manner could have a material adverse effect on the Company.

      Anti-Takeover Provisions. Certain provisions of the Company's Amended and Restated Articles of Incorporation, as well as the California General Corporation Law, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the Common Stock. The Company is also subject to the provisions of
Section 1203 of the California General Corporation Law which requires that a fairness opinion be provided to the Company's shareholders in connection with their consideration of any proposed "interested party" reorganization transaction.


         Volatility of Stock Price. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock and the IPO Warrants, like the stock prices of many publicly-traded pharmaceutical, chemical and biotechnology companies, may prove to be highly volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of pharmaceutical products, sales of a large number of shares of Common Stock in the market, and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Common Stock and the IPO Warrants.

                              SELLING SHAREHOLDERS

      The Selling Shareholders consist of (i) the Series A Holders, (ii) the Selling Shareholders who acquired warrants (the "Bridge Warrants") in a bridge financing transaction in January 1995 (the "Bridge Financing"), and (iii) certain other holders of outstanding shares of Common Stock or warrants to purchase Common Stock (the "Other Shareholders").

      The registration statement of which this Prospectus is a part is being filed, and the Shares offered hereby are included herein, pursuant to various registration rights agreements entered into at various dates between the Company and the Series A Holders, Bridge Investors, and certain, but not all, of the Other Selling Shareholders (collectively, the "Registration Rights Agreements"). Due to (i) the ability of the Selling Shareholders to determine individually when and whether they will sell any Shares under this Prospectus and (ii) the uncertainty as to how many of the Bridge Warrants or other warrants will be exercised and how many shares of Common Stock will be issued upon conversion of shares of Series A Preferred, the Company is unable to determine the exact number of Shares that will actually be sold pursuant to this Prospectus.

The Series A Holders

      The Selling Shareholders identified in the table below as "Series A Holders" acquired an aggregate of 750 shares of Series A Preferred in a private placement transaction (the "Series A Transaction") pursuant to Securities Subscription Agreements dated as of April 18 and 19, 1996 (collectively, the "Subscription Agreements"). On July 3, 1996, the Series A Preferred became convertible into Common Stock at the option of the Series A Holder. The number of shares of Common Stock into which shares of Series A Preferred are convertible depends on several factors, including the date on which the shares are converted and the market price of the Common Stock at the time of conversion. The figures in the table below representing the number of shares of Common Stock beneficially owned and offered by the Series A Holders make a number of assumptions concerning the applicable conversion ratio and the date on which shares of Series A Preferred are converted. The number of shares of Common Stock issuable upon conversion of Series A Preferred is calculated in part on the basis of the lower of a fixed conversion price or a variable conversion price. The variable conversion price depends primarily on the market price of the Common Stock on the date of conversion. The fixed conversion price is $6.6275 per share. Since the Series A Holders paid $10,000 per share of Series A Preferred, each share of Series A Preferred is, in general, convertible into a number of shares determined by dividing 10,000 by the applicable conversion price (plus the premium, as described below). If the variable conversion price on the date of conversion is lower than the fixed conversion price, then a greater number of shares will be issued. In addition, a conversion premium of 8% per annum accrues from April 19, 1996 until the date of conversion and will result in issuance of a certain number of additional shares of Common Stock upon conversion of shares of Series A Preferred.

      For the above reasons, it is not possible to set forth in the table the maximum number of shares that could be acquired by the Series A Holders upon conversion of Shares of Series A Preferred. The number of shares set forth in the table is based on conversion of the Series A Preferred at a conversion price of $4.25 per share with the 8% premium calculated assuming conversion of all shares of Series A Preferred on August 19, 1996. Several factors, including whether the market price of the Common Stock is lower than the conversion price of $4.25 per share as of August 19, 1996, could result in a greater number of shares being issued to the Series A Holders than are reflected in the table below.

      As of August 19, 1996, 82 shares of Series A Preferred have been converted into 171,640 shares of Common Stock.

The Bridge Investors

      The Bridge Investors acquired the Bridge Warrants in the Bridge Financing in January 1995. The Bridge Warrants include a warrant (the "Initial Warrant") with an exercise price of $0.01 one cent per warrant. Upon exercise of an Initial Warrant, a Bridge Investor is entitled to receive one share of Common Stock and a warrant (the "Unit Warrant") to purchase one share of Common Stock at an exercise price of $7.81 per share (in some cases, $5.19 per share). The number of shares of Common Stock shown as beneficially owned and offered by Bridge Investors in the table below assumes exercise of both the Initial Warrants and the Unit Warrants.

      Larry J. Wells, one of the Bridge Investors, is a director of the Company and is the Chairman of the entity that acts as the manager of Sundance Venture Partners, L.P., a shareholder of the Company. Mr. Wells is also a partner of Anacapa Venture Partners, one of the Bridge Investors.

      As a result of restrictions on transfers of the Securities held by the Bridge Investors which were imposed by the California Department of Corporations as a condition of granting a permit qualifying the issuance of securities in the Bridge Financing transaction in January 1995, even though the Shares issuable to the Bridge Investors are covered by this Prospectus, public resale of Shares by the Bridge Investors requires the consent of the California Department of Corporations unless the transaction is otherwise exempt under the California Blue Sky law. In either event, the buyers of such Shares will receive legended certificates subjecting the Securities in the hands of such buyers to like legends and restrictions on further resale.

Other Selling Shareholders

      The Other Selling Shareholders include, Neutrogena Corporation, the Commitment Warrant holders (as defined below), Consultants Warrant holders (as defined below), Broadmark Capital Corporation ("Broadmark") and Swartz Investments, LLC ("Swartz"). Neutrogena, which is a subsidiary of Johnson & Johnson, is a party with the Company to (i) a License Option Agreement dated April 16,

1992, (ii) a Metabolic Moisturizer OTC License Agreement dated April 16, 1992 and (iii) a Patent License Agreement effective June 1, 1994.

      In October 1994, warrants to acquire 44,604 shares of Common Stock were issued at an exercise price of $9.02 per share to investors who planned to participate in a proposed private placement of preferred stock which was never consummated (the "Series D Transactions").

      In April 1996, common stock purchase warrants were granted to James H. Caplan, Rene Matthews, and Jeffrey C. Bruss (the "Consultants Warrants"), to acquire a total of 57,000 shares at an exercise price of $6.25 per share subject to certain terms and conditions.

      The Company issued 497,817 shares of Common Stock to Carl R. Thornfeldt and Peter M. Elias who are founders of the Company and directors.

      Broadmark Capital Corporation acted as placement agent in connection with the Bridge Financing and received a placement agent's fee and warrants to purchase 35,496 shares of Common Stock in consideration of its services in the Series D Transactions. At various times before May 1, 1992, Broadmark also purchased shares of Common Stock and has received warrants to purchase shares of Common Stock in consideration of financial services provided to the Company.

      In connection with it services as placement agent for the Series A Transaction, Swartz received warrants to purchase up to 86,006 shares of Common Stock at an exercise price of $7.23 per share, and received a placement agent's fee of $570,000.

      The  following  table and  accompanying  footnotes  identify  each Selling
Shareholder based upon information provided to the Company, set forth as of August 19, 1996, with respect to the Shares beneficially held by or acquirable by, as the case may be, each Selling Shareholder and the shares of Common Stock beneficially owned by the Selling Shareholders which are not covered by this Prospectus. Except as described above, based on information supplied to the Company, no Selling Shareholder has had any position, office or other material relationship with the Company within the past three years. The percentage figures reflected in the table assume conversion of all shares of Series A
Preferred  into  1,614,138  shares of Common  Stock,  and exercise of all Bridge
Warrants,  and all other warrants.

                                             Shares Beneficially Owned        Number of       Shares Beneficially
                                                 Prior to Offering          Shares Being     Owned After Offering
Name                                            Number    Percent(1)          Offered        Number         Percent
----                                            ------    ----------          -------        ------         -------
Series A Preferred Holders
AG Super Fund International Partners, L.P. .     36,246         *               36,246          0             0
Banque Scandinave En Suisse ................    120,819        1.6             120,819          0             0
Cameron Capital Ltd. .......................     84,573        1.2              84,573          0             0
Darissco Diversified Investments, Inc. .....     23,005         *               23,005          0             0
Everest Capital International, Ltd..........    244,054        3.3             244,054          0             0
Everest Capital Investments, Ltd. ..........    118,402        1.6             118,402          0             0
GAM Arbitrage, Inc. ........................     72,491        1.0              72,491          0             0
GRACECHURCH and Co. ........................    120,819        1.6             120,819          0             0
KA Investments, LDC ........................     16,915         *               16,915          0             0
LAKE Management LDC ........................     67,658         *               67,658          0             0
Leonardo, L.P...............................    302,047        4.1             302,047          0             0
Raphael, L.P. ..............................     72,491        1.0              72,491          0             0
Richcourt $ Strategies, Inc. ...............     60,409         *               60,409          0             0
The Gifford Fund, Ltd. .....................     84,573        1.2              84,573          0             0
The Tail Wind Fund, Ltd. ...................     60,409         *               60,409          0             0
The OTATO Limited Partnership...............     55,577         *               55,577          0             0
Trustees' IFM Pension Plan Limited. ........     24,164         *               24,164          0             0
West Merchant Bank Nominees, Ltd. ..........     38,341         *               38,341          0             0

                                            Shares Beneficially Owned        Number of       Shares Beneficially
                                                Prior to Offering          Shares Being     Owned After Offering
Name                                           Number    Percent(1)          Offered       Number        Percent
----                                           ------    ----------          -------       ------        -------
Bridge Investors
A. B. Laffer, Canto & Associates ...........      6,400         *           6,400          0             0
Larry Adler, CPA............................     16,000         *          16,000          0             0
Anacapa Venture Partners ...................     16,000         *          16,000          0             0
Alan & Lois Bauer ..........................      7,200         *           7,200          0             0
J. Thomas Bentley ..........................     32,000         *          32,000          0             0
Peter Block ................................      7,680         *           7,680          0             0
Dr. & Mrs. Robert Cancro ...................      8,000         *           8,000          0             0
Ken Chamberlin..............................     32,000         *          32,000          0             0
Paul Escobosa ..............................      3,200         *           3,200          0             0
Davis Fox ..................................     12,000         *          12,000          0
James Freitag ..............................      3,200         *           3,200          0             0
G & G Diagnostics LPI ......................     12,000         *          12,000          0             0
Michael Hubbard.............................      7,200         *           7,200          0             0
Intervivos Charitable Remainder
 Unitrust for the Stock's ..................      8,000         *           8,000          0             0
Bernard Keiser .............................     32,000         *          32,000          0             0
Anita Laken ................................     16,000         *          16,000          0             0
Glenn Laken ................................     16,000         *          16,000          0             0
Priscilla J. Ledbetter RevocableTrust.......      4,000         *           4,000          0             0
Chai Mann ..................................     12,000         *          12,000          0             0
Robert Paget ...............................     12,000         *          12,000          0             0
Paradigm Venture Investors, LLC ............    160,000        2.2        160,000          0             0
Herbert L. Pruzan ..........................      8,000         *           8,000          0             0
Barry Reder ................................     3,200          *           3,200          0             0
Dr. David R. Rosencrantz ...................     9,600          *           9,600          0             0
Steven Safran ..............................    12,000          *          12,000          0             0
Seligmann, Dreiling, Beckerman
    Pension Plan FBO Thomas
    R. Dreiling ............................     6,000          *           6,000          0             0
Dr. James C. Shaw...........................    12,000          *          12,000          0             0
Donald and Lucy Stoner......................     24,000         *          24,000          0             0
Timothy Stoner..............................      9,600         *           9,600          0             0
Dr. William M. Tucker.......................     16,000         *          16,000          0             0
United Mizrahi Bank ........................    160,000        2.2        160,000          0             0
Rory Veal ..................................     7,200          *           7,200          0             0
Westminster Associates Limited..............     64,000         *          64,000          0             0
Jon D. Wheeler .............................    12,000          *          12,000          0             0
Frank D. Woodard ...........................      3,200         *           3,200          0             0

Other Selling Shareholders
Goldberg Family Partnership #4 .............      2,957         *           2,957          0             0
Mr. Rory Veal...............................        276         *             276          0             0
William M. Tucker...........................        461         *             461          0             0
Intervivos Charitable Remainder.............        461         *             461          0             0
Peter Rettman...............................      2,772         *           2,772          0             0
Dr. & Mrs. Robert Cancro....................        461         *             461          0             0
James C. Shaw...............................        230         *             461          0             0
Donald and Lucy Stoner......................      1,386         *           1,386          0             0
Harold & Marilyn Fogelquist.................        461         *             461          0             0
Alan & Lois Bauer...........................        276         *             276          0             0
Ken Chamberlin..............................        923         *             923          0             0
Dr. David R. Rosencrantz....................        554         *             554          0             0
Davis Fox...................................        461         *             461          0             0
Jack J. Spritzer............................        461         *             461          0             0
Seligmann, Dreiling, Beckerman Pension Plan.        230         *             230          0             0
Priscilla J. Ledbetter Revocable Trust......        461         *             461          0             0
Northlee Partners, LTD......................        461         *             461          0             0
Herbert L. Pruzan...........................        461         *             461          0             0

                                              Shares Beneficially Owned     Number of       Shares Beneficially
                                                  Prior to Offering       Shares Being     Owned After Offering
Name                                             Number    Percent(1)        Offered       Number        Percent
----                                             ------    ----------        -------       ------        -------
Other Selling Shareholders, cont.
Peter Block.................................        923         *              923          0             0
Jon D. Wheeler PS Profit Sharing Plan Trust.        461         *              461          0             0
Chai Mann c/o Fox's Gam Shop................        461         *              461          0             0
Michael Hubbard.............................        184         *              184          0             0
Gary MacLeod................................        923         *              923          0             0
Edward F. Garth.............................        230         *              230          0             0
Dr. John Yaa................................        230         *              230          0             0
Robert B. Spitzer...........................        230         *              230          0             0
G&G Diagnostics LPI.........................        461         *              461          0             0
Craig Tall..................................        369         *              369          0             0
Dorothy Stoner..............................        461         *              461          0             0
Sally Bigger................................        230         *              230          0             0
Joseph L. Schocken c/o Broadmark Capital Corp.    1,848         *            1,848          0             0
Geoffrey Boguch.............................      1,848         *            1,848          0             0
David Lindsey...............................        461         *              461          0             0
David Hartman...............................      1,848         *            1,848          0             0
Reed A. Corey...............................        923         *              923          0             0
Michael E. Morgan...........................        923         *              923          0             0
Pride E. Davies.............................        276         *              276          0             0
John Meisenbach.............................      1,848         *            1,848          0             0
Universal Partners..........................      1,848         *            1,848          0             0
New York Life Insurance.....................     13,865         *           13,865          0             0
James H. Caplan.............................     30,000         *           30,000          0             0
Rene Matthews...............................      7,000         *            7,000          0             0
Jeffrey C. Bruss............................     20,000         *           20,000          0             0
Carl D. Thornfeldt..........................    400,755        5.5         400,755          0             0
Peter M. Elias..............................     97,062        1.3          97,062          0             0
Neutrogena Corporation .....................    475,560        6.5         475,560          0             0
Broadmark Capital Corporation..............      60,780         *           60,780          0             0
Swartz Investments, LLC.....................     86,006        1.2          86,006          0             0
Larry J. Wells(1)...........................    594,946        8.1         594,946          0             0
----------

* Less than 1%.

(1) Includes 569,617 shares and warrants to purchase 13,865 shares held by Sundance Venture Partners, LP. Mr. Wells is Chairman of the entity that acts as manager of Sundance.

                              PLAN OF DISTRIBUTION

Selling Shareholders

      The registration statement of which this Prospectus forms a part has been filed, in part, to fulfill the Company's obligation under the Registration Rights Agreements. To the Company's knowledge, as of the date hereof, no Selling Shareholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the Shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering. The Shares covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions concerning the exercise of their rights to obtain shares of Common Stock, and will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq SmallCap Market or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions.

         The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker-dealer engaged by the Selling Stockholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. To the Company's knowledge, the Selling Shareholders have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated.

         In offering their Shares, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

         Rule  10b-6  under  the  Exchange  Act  prohibits   participants  in  a
distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         This offering will terminate as to each Selling Shareholder on the earlier of (a) the date on which such Selling Shareholder's shares may be resold without volume restrictions under the Securities Act; or (b) the date on which all Shares offered hereby have been sold by the Selling Shareholders. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

IPO Warrants, IPO Warrant Shares, Representatives' Warrants and Representatives Warrant Shares

      The Registration Statement of which this Prospectus forms a part covers the issuance of the IPO Warrant Shares upon exercise of the IPO Warrants including the warrants included therein. The IPO Warrants are redeemable by the Company, in whole or in part, at any time upon at least 30-days' prior written notice to the registered holders thereof, at a price of $0.05 per IPO Warrant, provided the closing price of the Common Stock has been at least $12.50 for at least ten consecutive trading days ending on a date within 30 days before the date of the notice of redemption. Furthermore, the Company has agreed that if it elects to redeem the IPO Warrants, to retain National Securities Corporation and Paulson Investments, Inc., the Representatives of the Underwriters in the IPO, as the Company's solicitation agents ("Warrant Solicitation Agents"). The Company has agreed to pay the Warrant Solicitation Agents for their services a solicitation fee equal to three percent (3%) of the total amount paid by the holders of the IPO Warrants whom the Warrant Solicitation Agents solicited to exercise the IPO Warrants. The exercise will be presumed to be unsolicited unless the customer states in writing that the transaction was solicited and designates in writing the broker-dealer to receive compensation from the exercise. The fee is not payable for the exercise of any IPO Warrant held by a Warrant Solicitation Agent in a discretionary account at the time of the exercise, unless the Warrant Solicitation Agent receives from the customer prior specific written approval for such exercise. As a condition to receipt of the solicitation fee, the Warrant holder must acknowledge in writing that the exercise of the IPO Warrant was solicited by the Warrant Solicitation Agent.

      This Registration Statement also covers the issuance of the Representatives' Warrant Shares upon issuance of the Representatives' Warrants (including shares issuable upon exercise of the Warrants included therein). The Company believes that the Representatives' Warrants are presently held by National Securities Corporation and one of its affiliates and by Paulson Investment Company Inc. The holders of the IPO Warrants and Representatives' Warrants will act independently of the Company in determining the timing of their exercise, if any, of rights under their various agreements with the Company, including the exercise of their rights to obtain shares of Common Stock, and will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq SmallCap Market or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Suite 800, Palo Alto, California 94306.

                                     EXPERTS

         The financial statements of Cellegy Pharmaceuticals, Inc. appearing in Cellegy Pharmaceuticals, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

=======================================  =======================================
No dealer, salesperson or other person
has been authorized to give any
information or to make any
representation  not contained in this              [GRAPHIC OMITTED]
Prospectus and, if given or made, such   ===================================
information or representation must no
be relied upon as  having  been
authorized  by the  company. This
Prospectus  does  not constitute an
offer to sell or a solicitation of an
offer to buy any of the securities
offered hereby in any jurisdiction to
any person to whom it is unlawful to
make such offer or solicitation in
such jurisdiction. Neither the delivery           __________________
of this  Prospectus nor any sale made
hereunder shall, under any                            PROSPECTUS
circumstances, create any implication             __________________
that the information  herein is correct
as of any time subsequent to the date            6,800,000 shares of
hereof or that there has  been no                    Common Stock
change in the affairs of the Company
since such date.                                       [Date]

        ----------------------
          TABLE OF CONTENTS
                                  Page
Available Information.............. 3
Incorporation of Certain Documents. 3
By Reference.......................
The Company ....................... 4
Risk Factors ...................... 4
Selling Shareholders .............. 9
Plan of Distribution ..............14
Legal Matters .....................15
Experts ...........................15

======================================  ========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby, all of which will be paid by the Registrant. All amounts are estimates except for the Securities and Exchange Commission registration fee.

      Securities and Exchange Commission registration fee....   $ 1,036
      Nasdaq SmallCap Market filing fee......................      -0-
      Accounting fees and expenses...........................     2,500
      Legal fees and expenses................................    10,000
      Printing and miscellaneous.............................     2,500
                                                                 ------
      Total.................................................    $16,036
                                                                 ======

ITEM 15.  Indemnification of Directors and Officers.

                The Registrant's Amended and Restated Articles of Incorporation (the "Restated Articles") include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties to the maximum extent permitted under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

                The Restated Articles also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California
Code), through bylaws provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. Indemnification may only be authorized by a majority of Registrant's directors or shareholders or by order of a court, unless the agent has been successful on the merits. In addition, the Registrant's policy is to enter into indemnification agreements with each of its officers and directors. These indemnification agreements provide that directors and officers will be indemnified and held harmless to the fullest extent permitted by law. These agreements, together with the Restated Articles, may require the Registrant, among other things, to indemnify such directors, officers and employees against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

                Section 317 of the California Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

                The Underwriting Agreement related to the IPO sets forth certain provisions with respect to the indemnification of the Registrant and certain directors, officers, and controlling persons against certain losses and liabilities, including certain liabilities under the Securities Act.

                The Amended and Restated Registration Rights Agreement dated April 10, 1992, entered into by and among the Registrant and various investors, and the Amended and Restated Registration Rights Agreement dated February 10, 1995, entered into by and among the Registrant and various investors provide for cross indemnification of certain holders of Registrant's securities, and of Registrant and its officers and directors for certain liabilities existing under the Securities Act and otherwise.

                The Registrant also maintains a director and officer liability policy.

ITEM 16.  Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number                              Exhibit Title
-------                             -------------


  4.1    Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the Company's
         Registration Statement on Form SB-2) (Registration No. 33-93288-LA declared effective on August 11, 1995
         (the "SB-2"))
  4.2    Specimen Warrant Certificate. (Incorporated by reference to Exhibit 4.2 to the SB-2)
  4.3    Form of Warrant Agreement Between the Company and First Interstate Bank of California. (Incorporated by
         reference to Exhibit 4.3 to the SB-2)
  4.4    Form of Representatives' Warrant Agreement. (Incorporated by reference to Exhibit 27.2 to the
         SB-2)
  4.5    Certificate  of  Determination,  as  amended,  relating to the Series A
         Preferred  Stock.  (Incorporated  by  reference  to Exhibit  4.1 to the
         Company's  Quarterly  Report on Form 10-QSB for the three  months ended
         March 31, 1996 (the "Q1 1996 Form 10-QSB")
  4.6    Securities Subscription Agreement dated April 1996 relating to the Series A Preferred Stock.
         (Incorporated by reference from Exhibit 4.2 to the Q1 1996 Form 10-QSB)
  4.7    Registration Rights Agreement dated April 18, 1996 relating to the Series A Preferred Stock.
         (Incorporated by reference to Exhibit 4.3 to the Q1 1996 Form 10-QSB)
  5.1    Opinion of Fenwick & West LLP.
 10.1    Amended and Restated Registration Rights Agreement dated April 10, 1992. (Incorporated by reference to
         Exhibit 10.11 to the SB-2)
 10.2    1992 Stock Option Plan. (Incorporated by reference to Exhibit 10.12 to the SB-2)
 10.3    Secured Debenture and Warrant Purchase Agreement dated as of February 10, 1995. (Incorporated by reference to Exhibit 10.13 to the SB-2)
 10.4    Amended and Restated Registration Rights Agreement dated as of February 10, 1995. (Incorporated by reference to Exhibit 10.14 to the SB-2)
 10.5    Warrant Agreement dated as of February 10, 1995. (Incorporated by reference to Exhibit 10.15 to the
         SB-2)
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 24.1    Power of Attorney (See page II-5).

ITEM 17.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the effective registration statement; and (iii) to include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on September 3, 1996.

                                              CELLEGY PHARMACEUTICALS, INC.

                                              By: /s/ Carl R. Thornfeldt
                                                  ------------------------------
                                                  Carl R. Thornfeldt, M.D.
                                                  Acting Chief Executive Officer





         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

             Signature                                 Title                                   Date
             ---------                                 -----                                   ----

        /s/ Carl R. Thornfeldt*
----------------------------------------  Acting Chief Executive Officer and             October 1, 1996
       Carl R. Thornfeldt, M.D.           Director (Principal Executive Officer)


         /s/ A. Richard Juelis
----------------------------------------  Chief Financial Officer and Secretary          October 1, 1996
           A. Richard Juelis              (Principal Financial and Accounting Officer)


          /s/ Peter M. Elias*         .
----------------------------------------  Director                                       October 1, 1996
         Peter M. Elias, M.D.


----------------------------------------
       /s/ Tobi B. Klar, M.D.             Director                                       October 1, 1996

----------------------------------------
            Larry J. Wells                Director                                       October 1, 1996


        /s/ Alan A. Steigrod*
----------------------------------------
           Alan A. Steigrod               Director                                       October 1, 1996


----------------------------------------
       Denis R. Burger, Ph.D              Director                                       October 1, 1996


By: /s/ A. Richard Juelis
    -----------------------------------
    A. Richard Juelis, Attorney-in-Fact


                                  EXHIBIT INDEX

Exhibit                                                                                                Page
Number                                             Description                                          No.
------                                             -----------                                          ---

  4.1    Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to the
         Company's Registration Statement on Form SB-2) (Registration No. 33-93288-LA
         declared effective on August 11, 1995 (the "SB-2"))

  4.2    Specimen Warrant Certificate. (Incorporated by reference to Exhibit 4.2 to the SB-2)

  4.3    Form of Warrant Agreement Between the Company and First Interstate Bank of California.
         (Incorporated by reference to Exhibit 4.3 to the SB-2)

  4.4    Form of Representatives' Warrant Agreement. (Incorporated by reference to Exhibit 27.2 to the SB-2)

  4.5    Certificate of Determination, as amended, relating to the Series A Preferred Stock.
         (Incorporated by reference to Exhibit 4.1 to the Company's Quarterly  Report on
         Form 10-QSB for the three months ended March 31, 1996 (the "Q1 1996 Form 10-QSB")

  4.6    Securities Subscription Agreement dated April 1996 relating to the Series A Preferred Stock.
         (Incorporated by reference from Exhibit 4.2 to the Q1 1996 Form 10-QSB)

  4.7    Registration Rights Agreement dated April 18, 1996 relating to the Series A Preferred Stock.
         (Incorporated by reference to Exhibit 4.3 to the Q1 1996 Form 10-QSB)


  5.1    Opinion of Fenwick & West LLP


 10.1    Amended and Restated  Registration  Rights Agreement dated April 10, 1992. (Incorporated by reference to Exhibit 10.11 to the SB-2)

 10.2    1992 Stock Option Plan.  (Incorporated  by reference  to Exhibit  10.12 to the SB-2)

 10.3    Secured Debenture  and  Warrant  Purchase  Agreement  dated as of  February  10,  1995.
         (Incorporated  by  reference  to Exhibit 10.13 to the SB-2)

 10.4    Amended  and Restated   Registration  Rights  Agreement  dated  as  of  February  10,  1995.
         (Incorporated by reference to Exhibit 10.14 to the SB-2)

 10.5    Warrant Agreement dated as of February 10, 1995. (Incorporated by reference to Exhibit 10.15 to  the SB-2)

 23.1    Consent of Ernst & Young LLP, Independent Auditors.

 24.1    Power of Attorney (See Page II-5).